As filed with the Securities and Exchange Commission on October 7, 2015

Registration No. 333-195221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-195221

UNDER

THE SECURITIES ACT OF 1933

SQUARE 1 FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1872698
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

406 Blackwell Street, Suite 240, Durham, North Carolina	27701
(Address of principal executive offices)	(Zip Code)

Square 1 Financial, Inc. 2009 Stock Incentive Plan

(Full Title of the Plan)

Kori L. Ogrosky

PacWest Bancorp

10250 Constellation Blvd., Suite 1640

Los Angeles, California 90067

(310) 286-1144
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-195221, of Square 1 Financial, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 2,820,542 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable under the Square 1 Financial, Inc. 2009 Stock Incentive Plan.

On October 6, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 1, 2015, by and between the Company and PacWest Bancorp, a Delaware corporation (“PacWest”), the Company merged with and into PacWest (the “Merger”), with PacWest continuing as the surviving corporation and as the successor in interest to the Company following the Merger.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the shares of Common Stock registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on October 7, 2015.

PACWEST BANCORP (as successor by merger to Square 1 Financial, Inc.)

By:	/s/ Kori L. Ogrosky
Name: Kori L. Ogrosky
Title: Executive Vice President, General Counsel & Corporate Secretary

Note:  No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.